Exhibit 99.B(d)(17)

Schedule A
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Wells Capital Management Incorporated

Dated December 19, 2011, as amended December 5, 2017

SEI TAX EXEMPT TRUST

Short Duration Municipal Fund

Tax Advantaged Income Fund

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Wells Capital Management Incorporated

Dated December 19, 2011, as amended December 5, 2017

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Tax Exempt Trust

Short Duration Municipal Fund	[REDACTED]

Tax Advantaged Income Fund	[REDACTED]

SEI Investments Management Corporation	Wells Capital Management Incorporated

By:	By:

/s/ William T. Lawrence	/s/ Krista Wenzlow

Name:	Name:

William T. Lawrence	Krista Wenzlow

Title:	Title:

Vice President	Client Service Manager